Exhibit 5.1

November 7, 2024

Nature’s Miracle Holding Inc.

858 N Central Ave

Upland, CA 91786

Attn: Board of Directors

RE:	Nature’s Miracle Holding Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Nature’s Miracle Holding Inc., a Delaware corporation (the “Company), in connection with the Registration Statement on Form S-1 (File No. 333-282487) (such registration statement, as amended through the date hereof, the “Initial Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and a second registration statement on Form S-1 filed pursuant to Rule 462(b) promulgated under the Securities Act (the “462(b) Registration Statement”, and together with the Initial Registration Statement, the “Registration Statement”). The Company filed the Registration Statement in connection with the proposed registration of : (i) Units (each, a “Unit”), with each Unit consisting of (A) one share (the “Shares”) of common stock, par value $0.0001, of the Company (“Common Stock”), (B) one Series A warrant to purchase one share of common stock (the “Series A Warrants”) and (C) one Series B warrant to purchase such number of shares of common stock as determined on the Reset Date as defined thereunder (the “Series B Warrants,”), (ii) pre-funded units in lieu thereof (each, a “Pre-Funded Unit”), with each Pre-Funded Unit consisting of (A) one pre-funded warrant exercisable for one share of Common Stock (each, a “Pre-Funded Warrant” and, together with the Series A Warrants and Series B Warrants, the “Warrants” and, each share of Common Stock underlying a Pre-Funded Warrant, a “Pre-Funded Warrant Share” and, together with the shares underlying the Series A Warrants and Series B Warrants, the “Warrant Shares”), (B) one Series A Warrant and (C) one Series B Warrant, and (iii) 3,317,400 shares of Common Stock (the “Selling Stockholder Shares”), including 2,924,150 outstanding shares (the “Selling Stockholder Outstanding Shares”) and 393,250 shares issuable upon exercise of outstanding warrants (the “Selling Stockholder Warrant Shares”) for resale by certain selling stockholders. The Units and Pre-Funded Units, including the shares, the Warrants and the Warrant Shares are to be sold in connection with an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriter. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Amended and Restated Certificate of Incorporation as currently in effect, (ii) the Company’s Amended and Restated Bylaws as currently in effect, (iii) the Registration Statement and related Prospectus, (iv) the form of underwriting agreement, (v) the form of Pre-Funded Warrant, (vi) the form of Series A Warrant, (vii) the form of Series B Warrant and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)
930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, having been issued and sold in exchange for payment in full to the Company of all consideration required therefor as applicable, including with regard to the Units, the Pre-Funded Units, the Shares, the Warrants, the Warrant Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Selling Stockholder Shares, and as described in the Registration Statement:

(i)	The Units, when delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

(ii)	The Pre-Funded Units, when delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms;

(iii)	The Shares included in the Units, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

(vi)	The Warrants included in the Units and Pre-Funded Units, when issued against payment therefor, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except that (a) such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights in general and (b) the remedies of specific performance and injunctive and other forms of injunctive relief may be subject to equitable defenses;

(vii)	The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company (subject to shareholder approval, as described in the Registration Statement, and assuming the Company will have sufficient authorized shares of Common Stock for any issuance of Warrant Shares upon any exercise of the Warrants), and when issued, sold and delivered by the Company pursuant to the exercise of the Warrants against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

(viii)	The Selling Stockholder Shares have been duly authorized and, (i) with respect to the Selling Stockholder Outstanding Shares, are validly issued, fully paid and non-assessable, and (ii) with respect to the Selling Stockholder Warrant Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) and, with respect to the enforceability of the Warrants, the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)
930-9700 | F (212) 930-9725 | WWW.SRFC.LAW